P. O. Box 270 Hartford, CT 06141-0270 107 Selden Street Berlin, CT 06037 (860)-665-5000 www.nu.com

CONTACT:

Jeffrey R. Kotkin

OFFICE:

(860) 665-5154

NU REPORTS STRONG FIRST QUARTER RESULTS

NU Advances Completion of $1 Billion Middletown-Norwalk Project to Early 2009

NU Proposes Next Step for Increased Customer Access to Renewable, Low Carbon Power

NU Affirms 2008 Earnings Guidance

BERLIN, Connecticut, May 1, 2008—Northeast Utilities (NYSE: NU) today reported first quarter 2008 earnings of $58.4 million, or $0.38 per share, compared with earnings of $75.1 million, or $0.49 per share, in the first quarter of 2007.  Results for 2008 include an after-tax charge of $29.8 million, or $0.19 per share, associated with the settlement of 2001 litigation with Consolidated Edison, Inc.  Excluding that charge, NU first quarter 2008 earnings were $88.2 million, or $0.57 per share1.

Earnings at NU’s regulated transmission, distribution and generation segments totaled $86.3 million in the first quarter of 2008, compared with $64.1 million in the same period of 2007.

Charles W. Shivery, NU chairman, president, and chief executive officer, attributed the improved regulated segment results primarily to the company’s continued investment in its regulated transmission and distribution infrastructure.  “The continued successful execution of our construction program, where we invested more than $300 million in the first quarter of 2008 alone, keeps improving the reliability of the region’s energy infrastructure,” Shivery said.

Shivery provided the following update on three major infrastructure projects now under construction in southwest Connecticut:

•

The Connecticut Light and Power Company’s (CL&P) $1.05 billion investment in a new 69-mile, 345-kV line from Middletown, Connecticut to Norwalk, Connecticut is approximately 79 percent complete.  Shivery said CL&P continues to make significant progress on the line and now expects to complete the project in early 2009, rather than mid-2009, as previously projected.

•

CL&P’s nine-mile, $223 million, 115-kV Glenbrook Cables project between Norwalk and Stamford, Connecticut is approximately 79 percent complete and expected to enter service by the end of 2008.

•

CL&P’s $72 million share of an 11-mile undersea replacement cable between Norwalk, Connecticut and Northport, Long Island is ahead of schedule and approximately 85 percent complete, and the company continues to expect it to be energized in the second half of  2008.

In the first quarter of 2008, NU’s capital expenditures totaled $305.6 million, compared with $221.4 million in the first quarter of 2007.  NU continues to project capital expenditures of approximately $1.3 billion in 2008.

Shivery said NU continues to identify solutions to New England’s long-term energy and environmental challenges.  NU is working with ISO-New England to refine the design criteria of its next series of transmission projects—the New England East-West 345-kV and 115-kV Overhead project and the 115-kv Springfield Underground Cables project—and expects to provide updated cost estimates later this quarter and to file additional state siting applications later this year.

NU also is evaluating building a new high-voltage transmission loop in northern New Hampshire to support the addition of new wind and biomass generation, along with other upgrades to the New England transmission system.  NU is working with others on the best configuration and termination points for a new 660-MW undersea DC tie that could run from Newington, New Hampshire to the Boston area.  Additionally, the company has discussed a possible 1,200-1500 MW overhead DC tie-line from Quebec to central New Hampshire.

As our next step in the process of identifying solutions to the region’s energy and environmental needs, on March 31, 2008, NU formally asked ISO-New England to study potential increases in the north-south high voltage power transfer capacity from New Hampshire into Massachusetts to deliver power from additional renewable and low-carbon emitting resources in northern New England and Canada to southern New England.  NU requested that ISO-New England analyze the best methods of increasing that capability by 1,500-2,500 MW.  Shivery said investment in these potential projects is not reflected in the company’s 2008-2012, $3 billion transmission capital program.

Regulated company results

NU’s transmission earnings were $32.5 million in the first quarter of 2008, compared with $15.9 million in the first quarter of 2007.  Shivery said the improved results primarily reflected a significantly increased level of investment in NU’s transmission system.  The 2008 results also included net income of approximately $3.5 million associated with an order on rehearing issued March 24, 2008 by the Federal Energy Regulatory Commission concerning the authorized return on equity (ROE) for New England electric transmission owners.  The order on rehearing increased the base ROE by 20 basis points, retroactive to February 2005.

CL&P’s electric distribution earnings were $18.9 million in the first quarter of 2008, compared with $20.6 million in the first quarter of 2007.  Higher operation, amortization, depreciation and interest expenses and lower sales in the quarter were partially offset by a $77.8 million annualized distribution rate increase that became effective February 1, 2008.  CL&P’s retail sales in the first quarter of 2008 were down 2.3 percent from same period of 2007, 1.6 percent lower on a weather-adjusted basis.

Public Service Company of New Hampshire’s (PSNH) distribution and generation earnings were $11.5 million in the first quarter of 2008, compared with $8.1 million in the first quarter of 2007.  The improved results were primarily due to distribution rate increases that took effect July 1, 2007 and January 1, 2008.  PSNH’s first-quarter 2008 retail sales were essentially flat compared with 2007 on both an actual and weather-adjusted basis.

WMECO distribution earnings were $4.8 million in the first quarter of 2008, compared with $5.9 million in the first quarter of 2007.  A distribution rate change that took effect January 1, 2008 was more than offset by higher operating expenses and a 2.2 percent decline in retail sales, down 1.6 percent on a weather-adjusted basis.

Overall, the NU system’s retail electric sales fell 1.8 percent in the first quarter of 2008, compared with the first quarter of 2007.  Sales were down 1.2 percent on a weather-adjusted basis.

Yankee Gas earned $18.6 million in the first quarter of 2008, compared with earnings of $13.6 million in the first quarter of 2007.  The improved results were due primarily to rate changes effective in the summer of 2007 when Yankee Gas’s new liquefied natural gas facility in Waterbury, Connecticut entered service.  Those factors were partially offset by higher operating costs and milder weather in 2008, which led to a 4.9 percent decline in firm natural gas sales compared with the first quarter of 2007.  On a weather-adjusted basis, Yankee Gas firm sales were down 1.5 percent.

Competitive businesses

NU’s remaining competitive energy businesses earned $1.9 million in the first quarter of 2008, compared with earnings of $4.8 million in the first quarter of 2007.  Results in 2008 include a net after-tax charge of $3.0 million related to the adoption of the Statement of Financial Accounting Standards No. 157, which affected the valuation of the competitive business’s remaining wholesale power obligations that are marked to market.  NU continues to project that its remaining competitive businesses will break even in 2008.

Parent and other affiliates

NU parent and other affiliates lost $29.8 million after-tax in the first quarter of 2008 due to the previously disclosed charge associated with a $49.5 million payment NU made to Con Edison in March 2008 to settle lawsuits that arose in 2001 stemming from the companies’ unsuccessful attempt to merge.  Aside from that charge, NU parent and affiliates essentially broke even in the first quarter of 2008, compared with earnings of $6.2 million in the first quarter of 2007.  The decline was primarily due to reduced interest income on a significantly lower level of cash in 2008 as a result of increased equity investments in NU’s utility subsidiaries.

2008 earnings guidance

NU today affirmed its 2008 consolidated earnings guidance of between $1.45 per share and $1.70 per share, including the litigation settlement charge, and between $1.65 per share and $1.90 per share excluding it.  NU continues to project earnings from its regulated electric and natural gas distribution and electric generation segments of between $1.05 per share and $1.15 per share and between $0.75 per share and $0.85 per share for its transmission segment.  It projects losses of between $0.30 per share and $0.35 per share at NU parent and affiliates, including the litigation settlement charge, and between $0.10 per share and $0.15 per share, excluding it.

The following table reconciles 2008 and 2007 first-quarter results:

		First Quarter

2007	Reported EPS	$0.49
	Competitive business earnings in 2007	($0.03)
	Parent earnings in 2007	($0.04)
	Regulated segment EPS in 2007	$0.42
	Higher transmission earnings in 2008	$0.11
	Higher regulated distribution and generation earnings in 2008	$0.03
	Regulated EPS in 2008	$0.56
	Parent results in 2008, excluding litigation settlement charge	$0.00
	Competitive business earnings in 2008	$0.01
2008	Reported EPS before litigation charge	$0.57
	Litigation settlement charge in 2008	($0.19)
2008	Reported EPS	$0.38

Financial results for the first quarter of 2008 and 2007 for NU’s regulated and competitive segments and parent and affiliates are noted below:

Three months ended:

(in millions, except EPS)	March 31, 2008	March 31, 2007	Increase (Decrease)	2008 EPS[1]
CL&P Distribution	$18.9	$20.6	($1.7)	$0.12
PSNH Distribution/Generation	$11.5	$8.1	$3.4	$0.08
WMECO Distribution	$4.8	$5.9	($1.1)	$0.03
Yankee Gas	$18.6	$13.6	$5.0	$0.12
Total--Distribution/Generation	$53.8	$48.2	$5.6	$0.35
CL&P Transmission	$25.8	$13.0	$12.8	$0.17
PSNH Transmission	$5.2	$1.9	$3.3	$0.03
WMECO Transmission	$1.5	$1.0	$0.5	$0.01
Total—Transmission	$32.5	$15.9	$16.6	$0.21
Total—Competitive	$1.9	$4.8	($2.9)	$0.01
NU Parent and Other Affiliates, Ex. litigation charge	---	$6.2	($6.2)	---
Total—ex. litigation charge	$88.2	$75.1	$13.1	$0.57
Litigation charge	($29.8)	---	($29.8)	($0.19)
Reported Earnings	$58.4	$75.1	($16.7)	$0.38

Retail sales data:

Gwh for 3 months ended	March 31, 2008	March 31, 2007	% Change Actual	% Change Weather Norm.
CL&P	5,972	6,115	(2.3%)	(1.6%)
PSNH	2,055	2,057	(0.1%)	--------
WMECO	1,004	1,026	(2.2%)	(1.6%)
Total NU	9,026	9,194	(1.8%)	(1.2%)
Yankee Gas firm volumes in mmcf for 3 months ended	15,101	15,873	(4.9%)	(1.5%)

NU has approximately 155 million shares outstanding.  It operates New England’s largest energy delivery system, serving more than 2 million customers in Connecticut, New Hampshire and Massachusetts.

This news release includes statements concerning NU’s expectations, plans, objectives, future financial performance and other statements that are not historical facts.  These statements are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  In some cases, readers can identify these forward-looking statements by words such as “estimate”, “expect”, “anticipate”, “intend”, “plan”, “believe”, “forecast”, “should”, “could”, and similar expressions.  Forward-looking statements involve risks and uncertainties that may cause actual results or outcomes to differ materially from those included in the forward-looking statements.  Factors that may cause actual results to differ materially from those included in the forward-looking statements include, but are not limited to, actions or inactions by local, state and federal regulatory bodies; competition and industry restructuring; changes in economic conditions; changes in weather patterns; changes in laws, regulations or regulatory policy; changes in levels or timing of capital expenditures; developments in legal or public policy doctrines; technological developments; changes in accounting standards and financial reporting regulations; fluctuations in the value of our remaining competitive electricity positions; actions of rating agencies; subsequent recognition, derecognition and measurement of tax positions; and other presently unknown or unforeseen factors. Other risk factors are detailed from time to time in our reports to the Securities and Exchange Commission.  Any forward looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update the information contained in any forward-looking statements to reflect developments or circumstances occurring after the statement is made.

1 All per share amounts in this news release are reported on a fully diluted basis.  The only common equity securities that are publicly traded are common shares of NU.  The EPS of each segment does not represent a direct legal interest in the assets and liabilities allocated to any one segment but rather represents a direct interest in NU's assets and liabilities as a whole.  EPS by segment is a non-GAAP (not determined using generally accepted accounting principles) measure that is calculated by dividing the net income or loss of each segment by the average fully diluted NU common shares outstanding for the period.  Management uses this measure to provide segmented earnings guidance and believes that this measurement is useful to investors to evaluate the actual financial performance and contribution of NU’s business segments.  This release also references our 2008 earnings and EPS excluding a significant charge associated with the settlement payment to Consolidated Edison, Inc.  These non-GAAP measures should not be considered as an alternative to NU consolidated net income and EPS determined in accordance with GAAP as an indicator of NU’s operating performance.

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Note: NU will webcast an investor call today, May 1, 2008, at 4 p.m. Eastern Daylight Time. The call can be accessed through NU’s website at www.nu.com.